Exhibit 10.2

                              VANTAS Incorporated
90 Park Avenue
New York, New York 10016

                                             March 29, 2000

David W. Beale
3230 Hewlett Avenue
Merrick, New York 11566

Dear David:

          This letter agreement (this "Agreement") sets forth the agreement of the parties hereto with respect to the (i) disposition of the equity holdings of David W. Beale (the "Employee") in VANTAS Incorporated, a Nevada corporation (the "Company"), (ii) further amendment of the Employee's employment agreement with the Company dated November 15, 1996, as amended by an Agreement dated as of October 29, 1999 (the "October Agreement") among the Employee, the Company and FrontLine Capital Group (f/k/a Reckson Service Industries, Inc.), a Delaware corporation ("FrontLine"), and an Agreement dated December 30, 1999 (the "December Agreement") among the Company, FrontLine, the Employee and certain other executive officers of the Company (as so amended by the October Agreement and the December Agreement, the "Employment Agreement"; the October Agreement and the December Agreement are hereinafter collectively referred to as the "Exchange Agreement"), (iii) further amendment of the Fifth Amended and Restated Stockholders' Agreement dated as of July 29, 1999, as amended by amendments thereto dated as of November 22, 1999 and January 26, 2000, by and among the Company and the Securityholders named therein (as so amended, the "Stockholders' Agreement") and (iv) certain other matters set forth herein.

          The parties hereto, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

1.        Disposition of Employee's Equity Securities.

(a) The Employee hereby represents and warrants to each of the Company and FrontLine that as of the date hereof he is the sole beneficial (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or otherwise) and record owner of the following equity securities of the Company: (i) Nine Hundred Eighty-Eight Thousand and Twelve (988,012) shares (the "Employee Shares") of Class A Common Stock, par value $.01 per share ("Common Stock"), (ii) option granted under the Company's 1996 Stock Option Plan to purchase Two Hundred Ninety-One Thousand and Forty-Five (291,045) shares of Common Stock at Two Dollars ($2) per share,
(iii) option (the "1999 Plan Option") granted under the Company's 1999 Stock Option Plan to purchase Two Hundred and Fifty Thousand (250,000) shares of Common Stock at Six Dollars ($6) per share, (iv) options to purchase an aggregate of Three Hundred Seventy-Five Thousand (375,000) shares of Common Stock at Two Dollars ($2) per share and (v) option to purchase Two Hundred Thousand (200,000) shares of Common Stock at Six Dollars ($6) per share. The options covered by clauses (ii) through (v) of the immediately preceding sentence are hereinafter collectively referred to as the "Options".

(b) The Employee Shares shall be subject to and purchased in accordance with the terms and provisions of the Merger Agreement (as hereinafter defined) applicable to shares of Common Stock. For purposes of this Agreement, the term "Merger Agreement" means that certain Agreement and Plan of Merger dated as of January 20, 2000 by and among the Company and FrontLine (solely for purposes of certain sections thereof), on the one hand, and HQ Global Workplaces, Inc., a Delaware corporation, and CarrAmerica Realty Corporation, a Maryland corporation (solely for purposes of certain sections thereof), on the other hand.

(c) Immediately prior to the Effective Time of the HQ Merger (as such terms are defined in the Merger Agreement), the Employee shall deliver the execution originals of the agreements evidencing the Options to the Company and effect a cashless exercise (the "Cashless Exercise") of all (but not less than all) of the Options to be calculated based on the price being paid for each share of Common Stock in the HQ Merger. Assuming that the amount to be paid for each share of Common Stock pursuant to the Merger Agreement is Eight Dollars ($8), a Cashless Exercise of all of the Options pursuant to this
Section 1(c) will result in the issuance of 612,034 shares of Common Stock (the "Cashless Exercise Shares") which will be purchased under the Merger Agreement for Four Million Eight Hundred Ninety-Six Thousand Two Hundred Seventy-Two Dollars ($4,896,272). The methodology utilized for calculating the number of Cashless Exercise Shares and the payment due under the Merger Agreement on account thereof based on an Eight Dollar ($8) per share purchase price is set forth on Schedule I attached hereto. The number of and the dollar amount to be paid for the Cashless Exercise Shares set forth on Schedule I attached hereto is calculated as follows: First, calculate the amount required to exercise the Options in their entirety. Second, subtract such exercise price amount from the amount which would be payable under the Merger Agreement for the shares of Common Stock underlying all of the Options. Finally, divide the amount resulting from such subtraction by the amount to be paid for each share of Common Stock pursuant to the Merger Agreement. The amount resulting from such division (which if not a whole number shall be rounded up to the nearest whole number) represents the number of Cashless Exercise Shares the Employee shall receive as a result of the Cashless Exercise. The Cashless Exercise Shares shall be subject to and purchased in accordance with the terms and provisions of the Merger Agreement applicable to shares of Common Stock.

(d) Concurrently with the Employee's receipt of the cash payment due under the Merger Agreement on account of the Employee Shares and Cashless Exercise Shares, the Employee shall repay all unpaid principal and accrued and unpaid interest due under the following two (2) instruments: (i) Amended and Restated Promissory Note and Pledge Agreement dated as of August 4, 1998 (the "1998 Note") in the principal amount of Nine Hundred and Fifty Thousand Dollars ($950,000) by and between the Employee, as maker, and ALLIANCE National Incorporated, as payee, and (ii) Secured Term Promissory Note dated December 30, 1999 (the "1999 Note") in the principal amount of Six Hundred Sixty-Seven Thousand Nine Hundred and Ten Dollars ($667,910) by and between the Employee, as maker, and the Company, as payee.

(e) The Employee hereby represents and warrants to each of the Company and FrontLine that (i) as of the date of this Agreement, the Employee Shares and the Options constitute all of the equity securities of, or other equity in, the Company owned beneficially or of record by the Employee and
(ii) in the event the HQ Merger is effected and the transactions covered by Sections 1(b), 1(c) and 1(d) of this Agreement are consummated, the Employee, upon the consummation of such transactions, shall not own beneficially or of record equity or debt interests in or of the Company (or its successor) of any kind or nature.

(f)       In the event that the Merger Agreement is terminated, (i)
Sections 1(b), 1(c) and 1(d) of this Agreement shall be of no further force and effect, (ii) the 1998 Note shall be repaid by the Employee when due in accordance with its terms and provisions, (iii) the 1999 Note shall be repaid by the Employee upon the effective date of the termination of his employment with the Company and (iv) the Employee shall continue to have (A) with respect to the Employee Shares and the Options, his rights set forth under paragraph 2 of Schedule B (the provisions of such Schedule B being hereinafter referred to as the "VANTAS Long Term Incentive Plan") to the October Agreement, as such VANTAS Long Term Incentive Plan has been approved by the Company's senior lenders or as may in the future be approved by the Company's then existing senior lenders (as of the date of this Agreement, the Company is permitted by its senior lenders to spend up to Two Million Dollars ($2,000,000) per quarter and Eight Million Dollars ($8,000,000) in the aggregate under the VANTAS Long Term Incentive Plan) and (B) with respect to the 1999 Plan Option, the put right provided for in Section 2(d)(ii) of the October Agreement and Section
4.7 of the Stockholders' Agreement.

2.        Employment Agreement.

(a)       The Employment Agreement is hereby further amended as follows:

               (i) The first, second, third and fourth WHEREAS clauses of the Employment Agreement are deleted in their entirety.

               (ii) Paragraph 1 of the Employment Agreement is amended and restated in its entirety as follows:

          "Employment. The Company hereby agrees to employ the Employee and the Employee hereby accepts said employment upon the terms and conditions hereinafter set forth."

              (iii) Paragraph 2 of the Employment Agreement is amended and restated in its entirety as follows:

          "Position, Other Activities. The Employee shall report and be responsible to the Board of Directors of the Company and the Chairman of the Board.

          During the period prior to the HQ Merger (as such term is defined in that certain Agreement and Plan of Merger dated as of January 20, 2000 (the "Merger Agreement") by and among the Company and FrontLine Capital Group (f/k/a Reckson Service Industries, Inc.), a Delaware corporation ("FrontLine") (solely for purposes of certain sections thereof), on the one hand, and HQ Global Workplaces, Inc., a Delaware corporation, and CarrAmerica Realty Corporation, a Maryland corporation (solely for purposes of certain sections thereof), on the other hand), the Employee's primary duties shall consist of serving on the Company's Board of Directors and the HQ Merger transition team, and assisting in the orderly transition of the Company's operations to the corporation surviving the HQ Merger, all in such manner as shall be reasonably requested by the Company. During the period prior to the HQ Merger, subject to the Employee's approval (which shall not be unreasonably withheld, conditioned or delayed), the Employee shall also perform such other duties as the Board of Directors of the Company or the Chairman of the Board from time to time may reasonably request.

          In the event that the Merger Agreement is terminated, subject to the Employee's approval (which shall not be unreasonably withheld, conditioned or delayed), the Employee shall perform such duties as the Board of Directors of the Company or the Chairman of the Board from time to time may reasonably request.

          The Employee shall not be required to report to the Company's executive offices, except as may reasonably be requested by the Company with reasonable advance notice."

               (iv) Paragraph 3 of the Employment Agreement is amended and restated in its entirety as follows:

          "Term of Employment. The Company hereby employs the Employee to perform the duties described in Paragraph 2, and the Employee hereby accepts employment with the Company, for a term (the "Employment Term") continuing until the earliest to occur of the date on which the HQ Merger is effected, April 30, 2001 or the date on which the Employee's employment is terminated pursuant to either Paragraph 7 or 10 (the earliest of such dates, the "Termination Date")."

               (v) Paragraph 4 of the Employment Agreement is amended and restated in its entirety as follows:

          "Performance of Duties. During the period of the Employee's employment, he shall perform faithfully the duties required of him. Subject to the other terms and provisions of this Agreement including, without limitation, Paragraph 19, the Employee shall not be precluded from engaging in other business activities prior to the Termination Date including, but not limited to, serving on the board of directors of other companies, making personal investments and providing consulting services, in each case, so long as the Employee remains reasonably available to the Company to perform the duties described above in Paragraph 2."

               (vi) Paragraph 5(a) of the Employment Agreement is amended and restated in its entirety as follows:

          "Salary. During the period commencing on January 1, 2000 and ending on the Termination Date, the Company shall pay to the Employee as compensation for his services hereunder salary at the rate of Five Hundred Eleven Thousand Seven Hundred and Fifty Dollars ($511,750) per annum, payable pursuant to the Company's salary payment practices."

              (vii) Paragraph 5(b) of the Employment Agreement is amended and restated in its entirety as follows:

          "Bonus. In addition to the salary set forth in Paragraph 5(a) of this Agreement, the Employee shall receive a bonus of Two Hundred and Fifty Thousand Dollars ($250,000) on account of the fiscal year 1999 and a bonus of Twenty Thousand Eight Hundred and Thirty-Three Dollars ($20,833) on account of the fiscal year 2000. Such bonus amounts shall be paid to the Employee on the Termination Date and there shall be no other bonus paid to the Employee."

                  (viii) Paragraph 5(c) of the Employment Agreement is
                         amended and restated in its entirety as follows:

               "Deferred Compensation. The Company shall make a deferred compensation payment of Five Hundred Sixty-Nine Thousand Eight Hundred Ninety-Six Dollars ($569,896) to the Employee on the Termination Date."

                    (ix) Paragraph 5(d) of the Employment Agreement is amended and restated in its entirety as follows:

               "No Further Compensation. Upon the Employee's receipt of the payments contemplated by Paragraphs 5(a), 5(b), 5(c) and, if applicable, 7(b), the Employee shall not be entitled to any further payments from the Company under this Agreement, except as may be required under Paragraph 9."

                    (x) Paragraph 6(a) of the Employment Agreement is amended and restated in its entirety as follows:

               "[Intentionally Omitted.]"

                    (xi) Paragraph 6 of the Employment Agreement is amended by adding the following paragraph after Paragraph 6(e):

               "f. No Further Benefits. From and after the Termination Date, the Employee shall not be entitled to benefits provided for in Paragraphs 6(b), 6(c), 6(d) and 6(e), other than reimbursement for expenses covered by Paragraph 6(b) which were incurred by the Employee prior to the Termination Date, and except as may be required by law, including COBRA if required by law."

                   (xii) Paragraph 7(b) of the Employment Agreement is
                         amended and restated in its entirety as follows:

               "Termination by the Company. The Company may at any time terminate the employment of the Employee. In the event that the employment of the Employee is terminated by the Company, other than for Cause, or the Employee has remained in the employ of the Company through the earliest to occur of the date on which the HQ Merger is effected, April 30, 2001 or the date on which the Employee resigns for the reason set forth in Paragraph 7(a), the Company shall pay to the Employee on the Termination Date, in addition to the amounts required to be paid under Paragraphs 5(b) and 5(c), an amount (without discount for present value) equal to the salary (computed at the rate of Five Hundred Eleven Thousand Seven Hundred and Fifty Dollars ($511,750) per annum) the Employee would have received had he continued to be employed by the Company during the period commencing on the Termination Date and ending on June 30, 2002."

                  (xiii) Paragraph 7(c) of the Employment Agreement is
                         amended and restated in its entirety as follows:

               "Termination for Cause; Resignation Without Good Reason. If the Company terminates the Employee's employment for Cause, as defined in Paragraph 7(c) hereof, or if the Employee resigns from his employment hereunder, other than for the reason set out in Paragraph 7(a) hereof, the Employee shall be entitled to no compensation in any form after the date of his termination, except for those amounts specified in Paragraphs 5(b) and 5(c)."

                   (xiv) Paragraph 8 of the Employment Agreement is deleted
                         in its entirety.

                    (xv) Paragraph 10(c) of the Employment Agreement is
                         amended and restated in its entirety as follows:

               "All unpaid amounts covered by Paragraphs 5(b) and 5(c) shall immediately be payable to the Employee's estate or the disabled Employee as applicable."

                   (xvi) The second sentence of Paragraph 11 of the
                         Employment Agreement is amended and restated in its entirety as follows:

               "The Company may assign this Agreement only to its successors and assigns, and in the event this Agreement is so assigned, the Employee shall be entitled to enforce the provisions of this Agreement."

                  (xvii) The first sentence of Paragraph 13 of the
                         Employment Agreement is amended and restated in its entirety as follows:

               "This Agreement, the Agreement dated as of October 29, 1999 among the Employee, the Company and FrontLine, the Agreement dated December 30, 1999 among the Company, FrontLine, the Employee and certain other executive officers of the Company and the letter agreement dated March 29, 2000 among the Employee, the Company and FrontLine, sets forth the entire understanding of the parties with respect to the employment of the Employee by the Company and supersede any and all other agreements, arrangements and understandings relating to the subject matter hereof, including, without limitation, that certain Employment Agreement dated April 1, 1994 by and between the Employee and Executive Office Group, Inc."

                 (xviii) Paragraph 18(a) of the Employment Agreement is
                         amended and restated in its entirety as follows:

               "a. If to the Company:

                         VANTAS Incorporated
                         90 Park Avenue
                         New York, New York 10016
                         Attn: David J. Rupert

                         with a copy to:

                         Herrick, Feinstein LLP
                         2 Park Avenue
                         New York, New York 10016
                         Attn: Irwin A. Kishner"

                   (xix) Paragraph 18(b) of the Employment Agreement is
                         amended and restated in its entirety as follows:

               "b. If to the Employee:

                         David W. Beale
                         3230 Hewlett Avenue
                         Merrick, New York 11566

                         with a copy to:

                         Willkie Farr & Gallagher
                         787 Seventh Avenue
                         New York, New York 10019
                         Attn: Frank A. Daniele"

                    (xx) The first sentence of Paragraph 19(f) of the
                         Employment Agreement is deleted in its entirety.

                   (xxi) The last sentence of Paragraph 19(f) of the
                         Employment Agreement is amended and restated in its entirety as follows:

               "This Paragraph 19(f) shall be construed and interpreted in light of the duration of the applicable restrictive covenants."

                  (xxii) Appendix I of the Employment Agreement is deleted
                         in its entirety.

(b) Except as expressly modified by Section 2(a) of this Agreement, all of the terms and provisions of the Employment Agreement shall remain in full force and effect. In the event of any inconsistency or conflict between the terms and provisions of this Agreement and the Employment Agreement, this Agreement shall prevail.

(c)       Notwithstanding the terms and provisions of the Exchange
Agreement to the contrary, but subject to Section 5 of this Agreement, in the event that the employment of the Employee is terminated by the Company, other than for "cause" (as such term is defined in the Company's 1999 Stock Option
Plan), or if the Employee has remained in the employ of the Company through the earlier to occur of the date on which the HQ Merger is effected or April 30, 2001, the Employee shall be relieved of his contingent obligation under the Exchange Agreement to repay the Additional Compensation (as such term is defined in the October Agreement).

(d) Upon the termination of the Employee's employment with the Company or the corporation surviving the HQ Merger, the Employee shall be provided with a Drake Beam package as shall be reasonably agreed upon by the Employee and the Company or the corporation surviving the HQ Merger.

(e) In the event that the HQ Merger is effected, the Employee hereby covenants that he shall not thereafter cause any third party (including, without limitation any governmental authority) to bring, or assist (except where such assistance is required by law) any such third party in bringing, any legal proceeding of any kind or nature (whether by means of litigation, arbitration, governmental proceeding or otherwise) against the corporation surviving the HQ Merger, the Company, FrontLine and/or their respective affiliates for any reason (other than the Company's breach of this Agreement or the Employment Agreement (as amended by this Agreement)). In the event that the Employee shall breach such covenant, he shall indemnify and hold harmless each of the corporation surviving the HQ Merger, FrontLine and their respective affiliates from and against any and all losses, liabilities, damages and expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred as a result of the claim brought by such third party.

(f) The Employee hereby acknowledges that, upon the termination of his employment with the Company and the receipt of all payments to which he is entitled pursuant to this Agreement, he shall, except as provided in Section 1(f) of the Agreement, have no further rights under the VANTAS Long Term Incentive Plan or to any other compensation or benefits from the Company (other than those he is entitled to under the Company's health, disability, life insurance and pension plans which are payable by the providers of such plans and not the Company).

(g) To the extent that the Company and/or the corporation surviving the HQ Merger is or are required to withhold any income or employment taxes from any payment made to the Employee under this Agreement or the Employment Agreement (as amended by this Agreement), such taxes shall be withheld at the minimum rate required by law.

3.        Stockholders' Agreement. Subject to the last sentence of this
Section 3, the Employee hereby relinquishes all of his rights existing under the Stockholders' Agreement and the terms and provisions of the Stockholders' Agreement as they pertain to the Employee shall be deemed terminated and of no further force and effect. The Employee shall execute all documents and take such other action as may be requested by FrontLine, VANTAS and/or the corporation surviving the HQ Merger in order to further evidence his agreement to the terms and provisions of the immediately preceding sentence. Notwithstanding the foregoing, in the event that the Merger Agreement is terminated, all rights under the Stockholders' Agreement so relinquished by the Employee shall be reinstated thereunder retroactively to the date of this Agreement as if such relinquishment had not occurred insofar as concerns any rights under the Stockholders' Agreement on a going forward basis from and after the date of the termination of the Merger Agreement.

4. Releases. In the event that the HQ Merger is effected, then on the effective date of the HQ Merger (i) the Employee shall execute and deliver to FrontLine and the corporation surviving the HQ Merger the general release attached hereto as Exhibit A-1, (ii) the Employee shall deliver the Age Discrimination in Employment Act release attached hereto as Exhibit B-1, which release shall be executed with a date of April 19, 2000 and delivered in escrow to the Employee's attorney no later than April 20, 2000 and (iii) FrontLine and the corporation surviving the HQ Merger shall execute and deliver to the Employee the general release attached hereto as Exhibit C-1. In the event that the Merger Agreement is terminated, then on the effective date of the termination of the Employee's employment with the Company under circumstances which entitle him to the payments described in Paragraph 7(b) of the Employment Agreement (as amended by this Agreement), (a) the Employee, in consideration for such payments, shall execute and deliver to FrontLine and the Company the general release attached hereto as Exhibit A-2, (b) the Employee, in consideration for such payments, shall deliver the Age Discrimination in Employment Act release attached hereto as Exhibit B-2, which release shall be executed with a date of April 19, 2000 and delivered in escrow to the Employee's attorney no later than April 20, 2000 and (c) FrontLine and the Company shall execute and deliver to the Employee the general release attached hereto as Exhibit C-2.

5. Termination. Notwithstanding any other term or provision of this Agreement to the contrary, in the event that (i) the employment of the Employee is terminated for "cause" (as such term is defined in the Company's 1999 Stock Option Plan) or (ii) the Employee and/or Alan M. Langer seek(s) appraisal rights in connection with the HQ Merger or otherwise oppose, challenge, initiate or affirmatively join in or assist (except where such assistance is required by law) any shareholder or other person in bringing any action opposing, or seeking to alter any of the terms and provisions of, the HQ Merger, then, in either case, (a) this Agreement shall automatically terminate and become null and void for all purposes, (b) any amounts paid to the Employee pursuant to this Agreement shall be repaid to the Company immediately upon demand and (c) the Employee shall repay the Additional Compensation to FrontLine immediately upon demand; provided, however, that if another shareholder of the Company perfects appraisal rights and obtains a higher per share price (the "Appraisal Price") for his shares of Common Stock than the per share price to be paid for Common Stock under the Merger Agreement, then the price to be paid to the Employee for his shares of Common Stock shall be increased to the Appraisal Price.

6. Resignation. The Employee hereby irrevocably and unconditionally agrees for the benefit of FrontLine to resign from his position as a director of the corporation surviving the HQ Merger immediately upon the written request of FrontLine. In connection with the foregoing, the Employee, concurrently with his execution and delivery of this Agreement, shall execute and deliver to FrontLine the undated resignation letter (the "Resignation Letter"), in the form attached hereto as Exhibit D, which provides for the Employee's resignation from his position as a director of the corporation surviving the HQ Merger. FrontLine shall have the right to deliver the Resignation Letter concurrently with or at any time after the Effective Time of the HQ Merger. If FrontLine shall have the right and elects to deliver the Resignation Letter, (i) the Employee hereby irrevocably and unconditionally authorizes FrontLine to date the Resignation Letter the date on which it is delivered by FrontLine to the corporation surviving the HQ Merger and (ii) FrontLine shall promptly provide the Employee with written notice that the Resignation Letter has been so delivered. In the event the Merger Agreement is terminated, the Resignation Letter shall immediately become null and void.

7. Fees and Expenses. Each of the parties hereto shall pay his or its own (and his or its representatives') fees and advances incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and any other agreements or documents contemplated hereby or thereby.

8. Binding Agreement. This Agreement constitutes a binding agreement among the parties hereto and supercedes all prior agreements or understandings, written or oral, concerning the subject matter of this Agreement. In connection with the execution and delivery of this Agreement, none of the parties hereto has relied on any promise, statement, understanding, representation, warranty, undertaking or other inducement of any kind or nature, except as expressly set forth in this Agreement.

9. Remedies. The parties hereto agree that damages may not be an adequate remedy in the event of a breach or threatened breach of Section 3,
Section 4 or Section 5 of this Agreement. In the event of any such breach or threatened breach by any party hereto, the other parties hereto shall be entitled to equitable relief, including injunction and specific performance in addition to all other remedies available at law or in equity.

10. Severability. Wherever possible, each term and provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any term or provision of this Agreement shall be prohibited by or invalid under such law, such term or provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such term or provision or the remaining terms and provisions of this Agreement.

11. Further Assurances. At any time, and from time to time after the date hereof, each party shall, without further consideration and at its own cost and expense, execute and deliver such additional agreements, instruments, documents or certificates and take such further action as shall reasonably be requested by any other party to this Agreement in order to carry out the provisions of this Agreement.

12. Assigns. Neither this Agreement nor any of the rights or obligations of any party shall be assignable or transferable by such party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each party.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely in the State of New York.

14. Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions of this Agreement may not be given without the written consent of the parties hereto.

15. Sophistication of Parties. Each of the parties to this Agreement hereby represents and warrants to the other parties hereto that it has (i) such knowledge and experience in financial and business matters such that it is capable of evaluating the terms and provisions of this Agreement and (ii) been represented by counsel of its choosing in connection with the negotiation and execution of this Agreement.

16. Construction. The parties hereto acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

17. Notices. All notices, requests, demands and other communications which are required to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (i) upon receipt if personally delivered; (ii) one business day after being transmitted with confirmation of transmission, if transmitted by telecopy or facsimile; (iii) one business day after it is sent, if sent for next day delivery by a recognized overnight courier service with signed receipt; and (iv) upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to the address set forth on the signature page of this Agreement or to such other address provided by a party by delivering appropriate notice.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement may be executed and delivered via facsimile machine by the parties, which shall be deemed for all purposes as original.


                           [SIGNATURE PAGE FOLLOWS]











          If the foregoing terms and conditions are satisfactory to you, please signify your agreement thereto by signing and returning the enclosed copy of this Agreement.

                                        Very truly yours,

                                        VANTAS Incorporated
                                        90 Park Avenue
                                        New York, New York 10016
                                        Tel:  212.907.6400
                                        Fax:  212.907.6533

                                        By:________________________________
                                           Name:
                                           Title:

Accepted and agreed to this
29th day of March 2000:

David W. Beale
3230 Hewlett Avenue
Merrick, New York 11566
Tel:  516.862.6240
Fax:  516.867.3613


By:________________________________

Agreed and accepted to solely for purposes of Sections 3, 4 and 6 hereof this 29th day of March 2000:

FrontLine Capital Group
1350 Avenue of the Americas
New York, New York  10019
Tel:  212.931.8000
Fax:  212.931.8001


By:_______________________________
   Name:
   Title: